NEWS RELEASE

Mineral Assessment of Silverado’s Eagle Creek Property
Indicates Two Potential Bulk Mineable Gold Targets in
Addition to Three Gold Mineralized Vein-Faults.

Follow-up of Article Released on January 13, 2011.

Vancouver, BC, January 18, 2011 -- Silverado Gold Mines Ltd (OTCBB: SLGLF) (Frankfurt: SLGL) (the "Company" or "Silverado") is pleased to provide the following update:

During August of 2010 Silverado Gold Mines Ltd initiated a mineral assessment of its Eagle Creek property located 10 miles north of Fairbanks. The initial results of the mineral assessment (see December 6, 2010 news release: http://www.silverado.com/nr-2010-12-06/) had identified three gold-bearing mineralized structures, termed vein-faults, which have widths of 6 to 15 feet and strike lengths between 1,000 and 2,200 feet. The three gold-bearing vein-faults are referred to as Vein #1 (Scrafford Deposit), Vein #2 and Vein #2A. All three vein-faults yield higher gold grades (0.12 to 1.30 oz/ton Au) yet are lower tonnage deposits relative to the previous targets of exploration on the property which had been bulk minable Fort Knox-style intrusive hosted deposits located along the western extent of the property. The gold-bearing intrusive granodiorite sills at Eagle Creek have anomalous gold in the range of 0.024 to 0.073 ounces per ton gold.

Currently the evidence supports the potential for a bulk mineable gold deposit hosted in the non-igneous (metamorphic/meta-sediments) rocks along the eastern side of the Eagle Creek property. The east side of the property contains an abundance of shear zones and brittle deformation including complex quartz+sulfide+gold veining (see January 13, 2011 news release: http://www.silverado.com/nr-2011-01-13/). Anomalous soil and rock geochemistry in an area referred to as the East Gate Zone located at the head of Independence Creek (located within Eagle Creek claim block) was drilled into with a reverse circulation drill during July of 1992. The East Gate Zone drill hole (#83546) intercepted 60 continuous feet of 0.038 oz/t (1.3 g/t) gold which was hosted in non-igneous rocks consisting of graphitic schist, quartzite and quartz-rich felsic metavolcanic schist. The True North Gold Deposit, located six miles northeast of the Eagle Creek property, is also hosted in non-igneous metamorphic rocks and also contains an abundance of gold mineralized high angle and low angled faults typically with graphite-rich gouge with evidence of multiple stages of movement. Both the Eagle Creek property and the True North Deposit are adjacent to the district scale northeast trending Eldorado Fault which cuts across the southeast side of both properties. The gold-bearing hydrothermal fluid responsible for gold mineralization and alteration of the wallrock at both the Eagle Creek and True North properties is associated with granitic intrusive rock bodies at depth. The recently mined True North Gold Deposit produced over 1.2 million ounces of gold with an average grade of 0.042 (1.44g/t) to 0.072 oz/t (2.47 g/t) gold during production years.

SILVERADO GOLD MINES LTD 1820-1111 W. Georgia St., Vancouver, BC V6E 4M3 • 604.689.1535 • 800.665.4646 • ir@silverado.com • www.silverado.com

According to Silverado’s Chief Geologist, Karl Sharp, many of the gold-bearing structures and the style of mineralization at the Eagle Creek property are similar to the True North Deposit. According to Sharp, the East Gate Zone contains complex gold-bearing mineralized structures, similar to the True North Mine, including high angle fault-associated quartz-gold-sulfide veins, quartz-gold-sulfide-breccia-veins and low angle gold-bearing sulfide+graphite fault gouge zones associated with thrust fault movement.

It is Silverado’s intention to relocate its diamond core drill rig from the Nolan Creek property to the Eagle Creek property during the spring of 2011 since the Nolan Creek Project will be using larger diamond core drill rigs capable of drilling to deeper depths at the Nolan property. Depending on funding, Silverado plans to test the high angle gold-bearing vein-faults such as Vein # 2 and Vein #2A as well as the Scrafford Deposit with a diamond core drill rig during the summer of 2011. In addition, the Company plans to excavate surface trenches for test sampling in the East Gate Zone to confirm the potential of a bulk mineable gold deposit at the head of Independence Creek. Currently, there are active placer mining operations in all of the creeks draining the Eagle Creek property. The abundance of placer mining in these areas further supports the case that there is potentially a large bulk minable deposit at the Eagle Creek property.

About the Company

Silverado Gold Mines Ltd, a publicly traded company, is an exploration-stage enterprise focused on the exploration of gold properties with some past production. The Company has gold properties located throughout Alaska, which include a 100% interest in numerous mining claims located on the Nolan Creek property.

Forward Looking Statements

This news release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are based on the current expectations, beliefs, assumptions, estimates and forecasts about the Company’s business and the industry and markets in which it operates.

Such forward-looking statements involve risks and uncertainties regarding the market price of gold, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of test mining activities and other factors. Forward-looking statement are made, without limitation, in relation to operating plans, property exploration activities, including test mining activities, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, and the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks detailed in the Company’s filings with the Canadian Securities Authorities and the US SEC. These factors may cause the Company’s actual results to differ materially from any forward-looking statement. Except as required by applicable securities laws, the Company disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact Investor Relations at:

Silverado Gold Mines Ltd	Local: (604) 689-1535	Trading Symbols -
1820-1111 West Georgia Street	Toll Free: (800) 665-4646	OTC BB: SLGLF
Vancouver, BC V6E 4M3	Email: ir@silverado.com	FRANKFURT: SLGL

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